UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2022

The AZEK Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39322	90-1017663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 W Fulton Street 350 Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 275-2935

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	AZEK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2022 (the “Closing Date”), The AZEK Company Inc., a Delaware corporation (“Holdings”) and its subsidiary, CPG International LLC, a Delaware limited liability company (the “Borrower”), entered into a Term Loan Credit Agreement (the “Credit Agreement”) by and among Holdings, the Borrower, each of the lenders identified therein and Bank of America, N.A., as administrative agent and collateral agent (the “Agent”), providing for a $600 million first lien term loan facility (the “Credit Facility”).

The Credit Facility will mature on April 28, 2029, subject to acceleration or prepayment. Commencing on December 31, 2022, the Credit Facility will amortize in equal quarterly installments of 0.25% of the aggregate principal amount of the loans outstanding, subject to reduction for certain prepayments.

The Borrower borrowed the full $600 million under the Credit Facility, the proceeds of which were applied, among other uses, to prepay the obligations in full under Holdings’ and the Borrower’s existing first lien term loan credit agreement (the “Existing Credit Agreement”). On the Closing Date, in connection with prepayment of the obligations under the Existing Credit Agreement, the Existing Credit Agreement was terminated.

All obligations under the Credit Facility are unconditionally guaranteed jointly and severally by (i) Holdings and (ii) the wholly owned domestic subsidiaries of the Borrower, other than certain immaterial subsidiaries and other excluded subsidiaries (the “Guarantors”).

The Credit Facility is secured by a first priority security interest in the membership interests of the Borrower owned by Holdings and substantially all of the present and future assets of the Borrower and the Guarantors named therein including equity interests of their domestic subsidiaries, subject to certain exceptions and a second priority lien on current assets.

The interest rate applicable to loans under the Credit Facility equals, at the Borrower’s option, (i) in the case of alternative base rate borrowings, the highest of (a) the Federal Funds Rate (as defined in the Credit Agreement) plus 1⁄2 of 1.00%, (b) the Prime Rate (as defined in the Credit Agreement) as in effect on such day and (c) the one-month Term SOFR (as defined in the Credit Agreement) plus 1.00% per annum, provided that in no event will the alternative base rate be less than 1.50% per annum, plus an applicable margin of 1.50% and (ii) in the case of SOFR borrowings, Term SOFR for the applicable interest period, plus an applicable margin of 2.50%.

The Credit Facility may be voluntarily prepaid in whole, or in part, in each case without premium or penalty (other than the Prepayment Premium, as defined in the Credit Agreement, if applicable), subject to certain customary conditions. The Credit Agreement also requires mandatory prepayments of loans under the Credit Facility from the proceeds of certain debt issuances and certain asset dispositions (subject to certain reinvestment rights) and a percentage of excess cash flow (subject to step-downs upon the Borrower achieving certain leverage ratios and other reductions in connection with other debt prepayments).

The Credit Agreement contains affirmative covenants and negative covenants that are customary for facilities of this type. The Credit Agreement does not have any financial maintenance covenants and includes customary events of default, including the occurrence of a change of control.

The Borrower has the right to arrange for incremental term loans under the Credit Agreement in an amount that shall not exceed the sum of (i) the Fixed Incremental Amount, as defined in the Credit Agreement, and (ii) the Ratio Amount, as defined in the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

On May 3, 2022, the Company issued a press release relating to the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 is incorporated by reference into this Item 1.02. The Company and the Borrower have terminated the Existing Credit Agreement pursuant to its terms.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)    Exhibits

10.1	Credit Agreement dated as of April 28, 2022, among Borrower, the lenders party hereto and the Agent.

10.2	Term Loan Guarantee and Collateral Agreement, dated as of April 28, 2022, among Borrower, each of the Subsidiaries identified therein and the Agent

10.3	Intercreditor Agreement, dated as of April 28, 2022, among Deutsche Bank, as ABL Agent, Bank of America, N.A., as Term Loan Agent, Borrower, Holdings, and each of the Subsidiaries identified therein

99.1	Press Release Announcing New Term Loan Credit Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The AZEK Company Inc.

Date: May 3, 2022	By:	/s/ Peter Clifford
Peter Clifford Senior Vice President and Chief Financial Officer